     Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-192495 on Form S-8 of Extended Stay America, Inc. and ESH Hospitality, Inc., of our reports dated February 27, 2019, relating to the consolidated financial statements and financial statement schedule of Extended Stay America, Inc. and subsidiaries, and the effectiveness of Extended Stay America, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Extended Stay America, Inc. and ESH Hospitality, Inc. for the year ended December 31, 2018.
/s/ Deloitte and Touche LLP

Charlotte, North Carolina
February 27, 2019